Exhibit 99.1
NEWS RELEASE
Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Third Quarter 2012 Earnings Growth of 100% and
Raises Full Year 2012 Earnings Guidance

DALLAS, Texas - October 24, 2012 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the third quarter of 2012, including the following significant highlights:

•	Year-over-year third quarter revenue growth of 19% and earnings per common diluted share growth of 100%

•	Full year 2012 earnings guidance per common diluted share of between $3.08 and $3.15, compared to previous full year 2012 guidance of between $2.95 and $3.10

•	Rail Group orders for 4,865 new railcars during the quarter, bringing the backlog to 31,330 units valued at a record level of $3.3 billion

•	Rail Group shipments of 4,145 railcars during the third quarter and anticipated full year 2012 shipments of between 19,150 and 19,650 railcars

•	Inland Barge Group orders of $162 million during the third quarter, resulting in backlog of $537 million

•	Railcar Leasing and Management Services Group operating profit from sales of railcars from the lease fleet of $21.3 million compared to $6.5 million in the same period last year

•	Available liquidity at the end of the quarter of $757.6 million, including $312.2 million of cash and the Company's committed credit facilities
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $63.2 million, or $0.80 per common diluted share, for the third quarter ended September 30, 2012. Net income for the same quarter of 2011 was $31.9 million, or $0.40 per common diluted share. Revenues for the third quarter of 2012 increased 19% to $937.5 million compared to revenues of $791.1 million for the same quarter of 2011. The Company reported an operating profit of $141.9 million in the third quarter of 2012, a 35% increase compared to an operating profit of $105.4 million for the same quarter last year.

“I am pleased with our third quarter 2012 results, which represent the Company's eighth consecutive quarter of combined year-over-year revenue and earnings growth,” said Timothy R. Wallace, Trinity's Chairman, CEO and President. “During the quarter, our portfolio of businesses performed well, especially those serving the North American oil, gas, and chemical industries.”

“We made solid progress during the quarter leveraging our manufacturing flexibility to reposition a portion of our production capacity to meet growing demand in these industries,” Mr. Wallace continued. “During the short term, repositioning requires up-front investment and causes operating inefficiencies that will impact results through the end of this year. In the long term, our repositioning enhances our ability to better serve our customers. Our outlook for 2013 remains optimistic. We are anticipating long production runs, resulting in additional operating leverage in our businesses that support the oil, gas, and chemical industries.”

Earnings Outlook
The Company's earnings guidance for the fourth quarter is between $0.78 and $0.85 per common diluted share, including approximately $0.04 to $0.05 per common diluted share of costs expected to be incurred as the Company repositions a portion of its production capacity. This results in full-year 2012 earnings guidance of between $3.08 and $3.15 per common diluted share. The full-year 2012 earnings guidance represents an increase of between 87% and 91% over 2011 earnings after adjusting 2011 for $0.12 per common diluted share of non-recurring flood-related net gains.

Results for the fourth quarter of 2012 could be impacted by a number of factors, including, among others: the operating leverage that can be achieved by the rail business; the costs associated with repositioning a portion of the production capacity; the level of sales of railcars from the leasing portfolio; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions on businesses within the Construction Products Group.

Business Group Results
In the third quarter of 2012, the Rail Group reported revenues of $457.9 million and an operating profit of $35.2 million. This compares to revenues of $320.9 million and an operating profit of $18.2 million in the third quarter of 2011. Results for the third quarter of 2012 included approximately $0.05 per common diluted share of after-tax costs associated with the repositioning of a portion of the Company's production capacity . The Rail Group shipped 4,145 railcars and received orders for 4,865 railcars during the third quarter. As a result, the Rail Group backlog grew to approximately $3.3 billion at September 30, 2012, representing 31,330 railcars, compared to a backlog of approximately $3.2 billion as of June 30, 2012, representing 30,610 railcars.

During the third quarter of 2012, the Railcar Leasing and Management Services Group reported leasing and management revenues of $136.5 million compared to $123.8 million in the third quarter of 2011 due to continued growth in the lease fleet and higher rental rates. In addition, the Group recognized revenue of $23.4 million in sales of railcars from the lease fleet during the third quarter. Operating profit for this Group was $85.1 million for the third quarter of 2012 compared to operating profit of $64.2 million during the third quarter of 2011. Included in the operating results for the third quarter of 2012 were $21.3 million of profit from railcar sales. For the same period last year, the operating results included $6.5 million of profit from railcar sales.

The Inland Barge Group reported revenues of $166.5 million compared to revenues of $143.2 million in the third quarter of 2011. The increase in revenues was due to higher volumes and a change in mix of barge types. The increased volume was partially due to the recovery from flooding that reduced production levels in the third quarter of last year. Operating profit for this Group was $26.9 million in the third quarter of 2012 compared to $26.0 million in the third quarter of 2011. Third quarter 2011 operating profit included a $3.1 million net gain from flood-related insurance recoveries. During the third quarter of 2012, the Inland Barge Group received orders of $162 million, and as of September 30, 2012 had a backlog of $537 million compared to a backlog of $542 million as of June 30, 2012.

The Energy Equipment Group reported revenues of $135.6 million in the third quarter of 2012 compared to revenues of $111.6 million in the same quarter of 2011. Revenues increased compared to the same period in 2011 as a result of higher structural wind tower shipments and increased demand for tank heads and utility structures. Operating profit for the third quarter of 2012 increased to $9.5 million compared to a loss of $1.9 million in the same quarter last year due to manufacturing challenges that negatively impacted the Group's 2011 results. The backlog for structural wind towers as of September 30, 2012 was $754 million compared to $817 million as of June 30, 2012. Approximately $413 million of this backlog is subject to litigation with a customer for the customer's breach of a long-term supply contract for the manufacture of towers.

Revenues in the Construction Products Group were $154.3 million in the third quarter of 2012 compared to revenues of $164.8 million in the third quarter of 2011. The Group recorded an operating profit of $12.7 million in the third quarter of 2012 compared to an operating profit of $17.8 million in the third quarter of 2011. The decline in revenues and operating profit for the three month period ended September 30, 2012 compared to the same period in 2011 was primarily attributable to competitive pricing pressures and higher operating expenses in the Highway Products business offset partially by improved operating efficiencies in the Concrete and Aggregates business.

Share Repurchase Activity
During the third quarter, the Company announced a new $200 million share repurchase program that is effective from October 1, 2012 through December 31, 2014, replacing the Company's previous program approved in 2010, also with an authorization of $200 million. Under its previous share repurchase program, the Company repurchased 142,000 shares of common stock at a cost of $4.0 million during the third quarter.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 25, 2012 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company's website or by dialing (402) 220-0116 until 11:59 p.m. Eastern on November 1, 2012.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
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Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2012	2011
Revenues(1)	$937.5	$791.1
Operating costs:
Cost of revenues	755.6	634.1
Selling, engineering, and administrative expenses	58.5	53.5
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales(1)	(17.0)	(1.6)
Other	(1.5)	(0.3)
	795.6	685.7
Operating profit	141.9	105.4
Interest expense, net	47.4	47.4
Other (income) expense	(1.4)	5.3
Income before income taxes	95.9	52.7
Provision for income taxes	32.8	21.1
Net income	63.1	31.6
Net income (loss) attributable to noncontrolling interest	(0.1)	(0.3)
Net income attributable to Trinity Industries, Inc.	$63.2	$31.9

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.80	$0.40
Diluted	$0.80	$0.40

Weighted average number of shares outstanding:
Basic	76.5	77.7
Diluted	76.7	77.9

(1)In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. Proceeds from the sales of railcars owned more than one year at the time of sale were $60.8 million and $5.7 million for the three months ended September 30, 2012 and 2011, respectively. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Operating profit from sales of railcars owned one year or less at the time of sale was $4.3 million and $4.9 million for the three months ended September 30, 2012 and 2011, respectively. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2012	2011
Revenues(1)	$2,891.2	$2,133.6
Operating costs:
Cost of revenues	2,333.5	1,703.3
Selling, engineering, and administrative expenses	168.4	151.3
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales(1)	(22.3)	(3.1)
Other	(7.6)	(4.2)
	2,472.0	1,847.3
Operating profit	419.2	286.3
Interest expense, net	142.5	135.0
Other (income) expense	(4.4)	4.2
Income before income taxes	281.1	147.1
Provision for income taxes	98.2	58.3
Net income	182.9	88.8
Net income (loss) attributable to noncontrolling interest	(1.0)	2.7
Net income attributable to Trinity Industries, Inc.	$183.9	$86.1

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$2.30	$1.07
Diluted	$2.29	$1.07

Weighted average number of shares outstanding:
Basic	77.3	77.4
Diluted	77.5	77.7

(1)In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. Proceeds from the sales of railcars owned more than one year at the time of sale were $94.9 million and $17.9 million for the nine months ended September 30, 2012 and 2011, respectively. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Operating profit from sales of railcars owned one year or less at the time of sale was $20.7 million and $7.9 million for the nine months ended September 30, 2012 and 2011, respectively. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2012	2011
Rail Group	$457.9	$320.9
Construction Products Group	154.3	164.8
Inland Barge Group	166.5	143.2
Energy Equipment Group	135.6	111.6
Railcar Leasing and Management Services Group(1)	159.9	147.4
All Other	24.6	18.0
Eliminations - lease subsidiary	(125.9)	(87.9)
Eliminations - other	(35.4)	(26.9)
Consolidated Total	$937.5	$791.1

	Three Months Ended September 30,
Operating profit (loss):	2012	2011
Rail Group	$35.2	$18.2
Construction Products Group	12.7	17.8
Inland Barge Group	26.9	26.0
Energy Equipment Group	9.5	(1.9)
Railcar Leasing and Management Services Group(1)	85.1	64.2
All Other	(2.0)	(0.3)
Corporate	(12.4)	(11.5)
Eliminations - lease subsidiary	(14.1)	(8.1)
Eliminations - other	1.0	1.0
Consolidated Total	$141.9	$105.4

(1)In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2012	2011
Rail Group	$1,441.9	$821.4
Construction Products Group	466.1	447.7
Inland Barge Group	509.8	398.9
Energy Equipment Group	391.3	347.8
Railcar Leasing and Management Services Group(1)	496.4	395.4
All Other	61.1	45.4
Eliminations - lease subsidiary	(380.8)	(252.8)
Eliminations - other	(94.6)	(70.2)
Consolidated Total	$2,891.2	$2,133.6

	Nine Months Ended September 30,
Operating profit (loss):	2012	2011
Rail Group	$128.3	$42.9
Construction Products Group	38.7	42.2
Inland Barge Group	93.5	66.8
Energy Equipment Group	9.7	9.8
Railcar Leasing and Management Services Group(1)	228.0	178.6
All Other	(7.1)	(0.8)
Corporate	(33.6)	(30.6)
Eliminations - lease subsidiary	(37.2)	(23.3)
Eliminations - other	(1.1)	0.7
Consolidated Total	$419.2	$286.3

(1)In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$312.2	$351.1
Receivables, net of allowance	423.5	384.3
Income tax receivable	5.1	1.6
Inventories	691.7	549.9
Restricted cash	234.8	240.3
Net property, plant, and equipment	4,283.7	4,179.5
Goodwill	229.8	225.9
Other assets	238.3	188.4
	$6,419.1	$6,121.0

Accounts payable	$212.6	$207.4
Accrued liabilities	478.1	421.3
Debt, net of unamortized discount of $90.7 and $99.8	2,978.1	2,974.9
Deferred income	37.0	38.7
Deferred income taxes	543.0	434.7
Other liabilities	83.3	95.7
Stockholders' equity	2,087.0	1,948.3
	$6,419.1	$6,121.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2012	December 31, 2011
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,278.5	$1,242.8
Accumulated depreciation	(761.9)	(732.8)
	516.6	510.0
Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.6	9.6
Equipment on lease	3,611.4	3,429.3
Accumulated depreciation	(445.7)	(372.9)
	3,175.3	3,066.0
TRIP Holdings:
Equipment on lease	1,272.3	1,257.7
Accumulated depreciation	(145.2)	(122.7)
	1,127.1	1,135.0
Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(352.8)	(344.5)
Sold to TRIP Holdings	(182.5)	(187.0)
	(535.3)	(531.5)
	$4,283.7	$4,179.5
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned subsidiaries	56,800	54,595
TRIP Holdings	14,455	14,350
Total fleet	71,255	68,945
Portfolio utilization:
Wholly-owned subsidiaries	99.0%	99.3%
TRIP Holdings	99.3%	99.9%
Total fleet	99.0%	99.5%

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2012	December 31, 2011
Debt
Corporate/Manufacturing - Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(90.7)	(99.8)
	359.3	350.2
Other	5.1	4.2
	364.4	354.4
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	46.5	48.6
Term loan	51.4	54.7
	97.9	103.3
Non-recourse:
Secured railcar equipment notes	815.7	842.0
Warehouse facility	385.7	308.5
Promissory notes	445.5	465.5
	1,646.9	1,616.0
TRIP Holdings - Non-recourse:
Senior secured notes	170.0	170.0
Less: Held by Trinity	(108.8)	(108.8)
	61.2	61.2
Secured railcar equipment notes	807.7	840.0
	868.9	901.2
	$2,978.1	$2,974.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2012		December 31, 2011
Leasing Debt Summary
Total Recourse Debt	$97.9		$103.3
Total Non-Recourse Debt(1)	2,515.8		2,517.2
	$2,613.7		$2,620.5
Total Leasing Debt
Wholly-owned subsidiaries	$1,744.8		$1,719.3
TRIP Holdings(1)	868.9	(1)	901.2
	$2,613.7		$2,620.5
Equipment on Lease(2)
Wholly-owned subsidiaries	$3,175.3		$3,066.0
TRIP Holdings	1,127.1		1,135.0
	$4,302.4		$4,201.0
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	54.9%		56.1%
TRIP Holdings	77.1%		79.4%
Combined	60.7%		62.4%

(1)     Excludes $108.8 million in TRIP Holdings' Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2)     Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$63.2			$31.9
Unvested restricted share participation	(2.1)			(1.0)
Net income attributable to Trinity Industries, Inc. - basic	61.1	76.5	$0.80	30.9	77.7	$0.40
Effect of dilutive securities: Stock options	—	0.2		—	0.2
Net income attributable to Trinity Industries, Inc. - diluted	$61.1	76.7	$0.80	$30.9	77.9	$0.40

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$183.9			$86.1
Unvested restricted share participation	(6.1)			(2.9)
Net income attributable to Trinity Industries, Inc. - basic	177.8	77.3	$2.30	83.2	77.4	$1.07
Effect of dilutive securities: Stock options	—	0.2		—	0.3
Net income attributable to Trinity Industries, Inc. - diluted	$177.8	77.5	$2.29	$83.2	77.7	$1.07

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2012	2011

Net income	$63.1	$31.6
Add:
Interest expense	47.8	47.9
Provision for income taxes	32.8	21.1
Depreciation and amortization expense	50.1	48.9

Earnings before interest expense, income taxes, and depreciation and amortization expense	$193.8	$149.5

	Nine Months Ended September 30,
	2012	2011

Net income	$182.9	$88.8
Add:
Interest expense	143.6	136.2
Provision for income taxes	98.2	58.3
Depreciation and amortization expense	148.8	144.3

Earnings before interest expense, income taxes, and depreciation and amortization expense	$573.5	$427.6

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